Exhibit 99.1

NEWS RELEASE

Lumen Announces Acceptance and Initial Settlement of Tender Offers

DENVER, Oct. 3, 2022 /PRNewswire/ — Lumen Technologies, Inc. (NYSE: LUMN) (the “Company” or “Lumen”) announced today the acceptance and initial settlement of its and its indirect, wholly-owned subsidiaries’ previously-announced cash tender offers (the “Tender Offers”), relating to any and all of (i) Lumen’s 6.750% Senior Notes, Series W, due 2023, 7.500% Senior Notes, Series Y, due 2024, 5.625% Senior Notes, Series X, due 2025, 7.200% Senior Notes, Series D, due 2025, 5.125% Senior Notes due 2026, 6.875% Debentures, Series G, due 2028 and 5.375% Senior Notes due 2029; (ii) Embarq Florida, Inc.’s 7.125% Senior Notes due 2023 and 8.375% Senior Notes due 2025; and (iii) Qwest Capital Funding, Inc.’s 6.875% Senior Notes due 2028 and 7.750% Senior Notes due 2031 (collectively, the “Notes”).

The Offerors purchased all the Notes validly tendered and not validly withdrawn at or prior to the Expiration Time for approximately $2,867,396,918 in cash, plus Accrued Interest. The aggregate principal amount of the Notes purchased on October 3, 2022 was approximately $3,030,688,000. On the Guaranteed Delivery Settlement Date, October 5, 2022, Lumen expects to purchase up to an additional $40,673,000 aggregate principal amount of the Notes for approximately $36,677,133 in cash, plus Accrued Interest.

The Tender Offers were only made pursuant to the Offer to Purchase (the “Offer to Purchase”), including Notice of Guaranteed Delivery, dated September 26, 2022. Capitalized terms used in this release but not otherwise defined have the meaning given in the Offer to Purchase. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers.

About Lumen

Lumen Technologies, Inc. (NYSE: LUMN) is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 400,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward Looking Statements

Except for historical and factual information, the matters set forth in this release and other of Lumen’s oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond Lumen’s control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by Lumen in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Lumen undertakes no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about the applicable Offeror’s intentions contained in any forward-looking statements reflects such Offeror’s intentions as of the date of such forward-looking statement, and is based upon, among other things, existing regulatory, technological, industry, competitive, economic and market conditions, and their assumptions as of such date. Lumen may change its intentions, strategies or plans (including the plans expressed herein) without notice at any time and for any reason.

NEWS RELEASE

Media Relations Contact:	Investor Relations Contact:
Tracey Conway	Mike McCormack, CFA
P: 720.888.4443	P: 720.888.3514
Tracey.Conway@lumen.com	Mike.McCormack@lumen.com